WHITEHORSE FINANCE, INC. APPOINTS GERHARD LOMBARD

CHIEF FINANCIAL OFFICER

NEW YORK, NY, May 19, 2014 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the "Company") (NASDAQ:WHF) today announced that its Board of Directors has promoted Gerhard Lombard to the position of Chief Financial Officer and Treasurer, effective June 15, 2014. Alastair Merrick, WhiteHorse Finance’s current Chief Financial Officer and Treasurer, will be stepping down in order to pursue other opportunities. Mr. Merrick will remain with the Company as a consultant until December 31, 2014 to ensure an orderly transition.

Gerhard Lombard, age 40, currently serves as WhiteHorse Finance’s Controller. He joined the Company in September 2012 prior to the Company’s December IPO. Previously, Mr. Lombard was Group Controller for Churchill Financial Group from 2007 until joining WhiteHorse Finance. Earlier in his career, he spent approximately 11 years at Ernst & Young LLP, rising to the level of Senior Manager.

John Bolduc, WhiteHorse Finance’s Chairman of the Board, commented, “We congratulate Gerhard on his promotion to CFO. Since joining the Company, Gerhard has been a key member of our finance team with an increasing level of responsibility. He has been instrumental in a number of critical initiatives, including driving operating efficiencies and the post IPO build out of our financial reporting function. On behalf of the Board of Directors, I want to thank Alastair for his leadership, particularly with respect to the IPO process and the successful bond offering in the summer of 2013. During Alastair’s tenure with the Company, he implemented a number of best practices and helped establish our corporate governance guidelines and procedures. We wish Alastair success in his future endeavors and appreciate his assistance during the transition period.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $15 billion of capital as of March 31, 2014 across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Alastair Merrick

WhiteHorse Finance, Inc.

212-506-0500

amerrick@HIGCapital.com

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Source: WhiteHorse Finance, Inc.